As filed with the Securities and Exchange Commission on January 16, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Concord Medical Services Holdings Limited
(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

18/F, Tower A, Global Trade Center
36 North Third Ring Road, Dongcheng District
Beijing 100013
People’s Republic of China
(Address of Principal Executive Offices; Zip Code)

Concord Medical Services Holdings Limited 2008 Share Incentive Plan
(Full title of the plan)

Cogency Global Inc.
10 E. 40th Street, 10th Floor
New York, NY 10016
(Name and address of agent for service)
+1 212 947-7200
(Telephone number, including area code, of agent for service)

Copies to:
Allen C. Wang
Latham & Watkins
18th Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
+852 2912 2692

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)		Proposed maximum aggregate offering price(2)		Amount of registration fee

Class A Ordinary Shares par value US$0.0001 per share)(3)	355,884	2.1700	(4)	US$	772,268.28	US$	96.15
Class A Ordinary Shares par value US$0.0001 per share)(3)	3,015,186	2.0370	(4)	US$	6,141,933.88	US$	764.67
Class A Ordinary Shares par value US$0.0001 per share)(3)	6,041,847	0	(5)		0		0
Class A Ordinary Shares par value US$0.0001 per share)(3)	5,395,401	1.0883	(6)	US$	5,871,814.91	US$	731.04
						US$	1,591.86

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2008 Share Incentive Plan (the “Plan”).

(2) These shares are offered under awards (including share options) granted or to be granted under the Plan. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee.

(3) These Class A ordinary shares may be represented by the Company’s ADSs, each of which represents three Class A ordinary shares. The Company’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-163559).

(4) These shares are the subject of outstanding options granted under the Plan, and the proposed maximum offering price per share represents the exercise price of these options.

(5) These shares represent restricted shares granted with a purchase price under the Plan and which remain outstanding as of the date of this Registration Statement. The corresponding proposed maximum offering price per share represents the purchase price of the restricted shares so granted in accordance with Rule 457(h).

(6) These shares are reserved for future award grants under the Plan, and the proposed maximum offer price per share represents the average of the high and low prices for the Registrant’s American Depositary Shares, or ADSs, as reported on the New York Stock Exchange on January 12, 2018, or US$3.2650, divided by three, the ordinary share-to-ADS ratio.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Concord Medical Services Holdings Limited (the “Registrant”) with the Commission are incorporated by reference herein:

(a) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed with the Commission on May 1, 2017, which includes audited financial statements for the year ended December 31, 2016;

(b) The Registrant’s reports on Form 6-K furnished to the Commission on July 26, 2017, August 31, 2017 and September 18, 2017; and

(c) The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A (File No. 001-34563) filed with the Commission on November 27, 2009, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s currently effective articles of association provide that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons in their capacity as such, except through their fraud, willful default or dishonesty.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-163155), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China on January 16, 2018.

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

By:	/s/ Jianyu Yang
Name: Jianyu Yang
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below authorizes Jianyu Yang as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this registration statement on Form S-8 relating to the Class A ordinary shares of Concord Medical Services Holdings Limited and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

	Name	Title	Date

	/s/ Jianyu Yang	Chairman of the Board of Directors, Chief Executive Officer	January 16, 2018
	Jianyu Yang	(Principal Executive Officer)

	/s/ Yaw Kong Yap	Chief Financial Officer	January 16, 2018
	Yaw Kong Yap	(Principal Financial and Accounting Officer)

	/s/ Zheng Cheng	Director	January 16, 2018
Zheng Cheng

	/s/ Chuang Shang-yan	Director	January 16, 2018
Chuang Shang-yan

	/s/ Liping Zhang	Independent Director	January 16, 2018
Liping Zhang

	/s/ Denny Lee	Independent Director	January 16, 2018
Denny Lee

	/s/ Weibo Yin	Independent Director	January 16, 2018
Weibo Yin

Cogency Global Inc.

By:	/s/ Colleen A. De Vries	Authorized U.S. Representative	January 16, 2018
Name: Colleen A. De Vries
Title: Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description
3.1	Fourth Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 99.2 to the Company’s report on Form 6-K (File No. 001-34563) filed with the Commission on January 30, 2015)
4.1*	2008 Share Incentive Plan
4.2	Form of Deposit Agreement among the Company, the depositary and owners and beneficial owners of the American Depository Shares issued thereunder (incorporated by reference to Exhibit 4.3 to the Registration Statement of the Company on Form F-1, as amended (File No. 333-163155) filed with the Commission on December 7, 2009)
5.1*	Opinion of Conyers Dill & Pearman, counsel to the Company, regarding the legality of the Ordinary Shares
23.1*	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature pages hereof)

* Filed herewith.